EXHIBIT 99.1

Gulf Resources announces the merger of Yuxin Chemical and Rongyuan Chemical

(Shouguang, China) Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the merger of its two chemical divisions, Yuxin Chemical and Rongyuan Chemical. Under the terms of the agreement, Yuxin will acquire Rongyuan. After the merger is completed, during the third quarter of 2016, Yuxin will be the surviving division.

The senior management of the two divisions will be merged as well the finance, personnel, production ,procurement, sales, logistic and R&D departments. Gulf believes it should be able to eliminate the substantial cost duplication between the two divisions. In addition, the management of Gulf Resources believes that the merger of the two divisions will give it greater bargaining power in both procurement and sales.  All of the existing factories will continue in operation.

Mr. Xiaobin Liu, the CEO of Gulf Resources stated, “In the current economy of China, we have to consider every opportunity to reduce costs and improve profitability. We have two divisions that all produce chemical types of products in similar locations. By merging these two businesses, we can eliminate the duplication in management, finance, sales, procurement, logistics, R&D, and other departments. While it is too soon to quantify the full amount of the savings, we do believe it could benefit company in many ways.”

“In addition,” Mr. Liu continued, “We believe that one business doing nearly $100 million in revenues  after merger will have greater leverage in procuring products and machinery and in selling to end customers. In addition, the merger of these two divisions will make our company easier for investors to understand and evaluate.”

“We continue to focus on ways of improving the profitability of Gulf Resources,” Mr. Liu concluded. “While we are pleased with the company operation and are very optimistic about our natural gas project, we want investors to understand that we are also focused on reducing costs and improving profitability wherever we can.“

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“ SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements
Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
         Web: http://www.gulfresourcesinc.com

         Director of Investor Relations
         Helen Xu (Haiyan Xu)
         beishengrong@vip.163.com